INNATE PHARMA S.A.
French société anonyme organized with a Supervisory Board and an Executive Board
With a share capital of EUR 3,949,757.35
Registered office: 117, Avenue de Luminy
13009 Marseille
France

THE RULES OF THE 2020 STOCK OPTION PLAN
US Salaried Directors & Officers – SO 2020-1
By decision of the Executive Board dated 21 July 2020

•

•Framework of the allocation of subscription or purchase stock options
a.Context and general principles of the allocation of subscription or purchase stock options
These rules (the “Rules”) govern the subscription or purchase stock options plan (the “Plan") for the benefit of certain employees, directors and officers of Innate Pharma S.A. (the “Company”) or the companies or organizations referred to in Article L. 225-180 of the French Code de commerce (together, the “Innate Group”) that are residents in the United States or otherwise subject to the United States’ laws, regulations or taxation.
The Rules have been adopted by the Executive Board during its meeting held on 21 July 2020.
The Rules allow the grantees designated by the Executive Board (the "Grantees”) to receive one or more options to subscribe for new ordinary shares (the “Stock Options”) of the Company (the “Allocation”). The Stock Options will give the Grantees the right to subscribe, pursuant to and subject to the conditions described in these Rules, for new ordinary shares of the Company at the ratio of one share for one Stock Option.
The Stock Options are intended to be “incentive stock options” under Section 422 of the United States Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and shall comply in all respect with the legal requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws and the Internal Revenue Code and the applicable laws of any foreign country or jurisdiction where Stock Options are, or will be, allocated under the Rules in order to benefit from available tax advantages.
At the time the Allocation is made, the Executive Board shall fix the period within which the Stock Options may be exercised and shall determine in the Allocation Letter (as defined herein) any conditions which must be satisfied before the Stock Options may be exercised in addition to the conditions included in these Rules. The “Vesting Period” is the period of time starting from (i) the date of the Allocation to (ii) the date on which the Stock Options become exercisable pursuant to these Rules and the Allocation Letter (as defined herein) (such date in limb (ii), the “Vesting Date”). “Vesting,” “Vested” or to “Vest” means for a Stock Option, that such Stock Option becomes exercisable.
Upon expiration of the Vesting Period, the Stock Options are Vested from the Vesting Date until the date that is the tenth anniversary of the date of Allocation (such period, the “Exercise Period”) after which the Stock Options shall not be Vested and shall lapse.
The Grantees shall be entitled to dispose of or transfer their new ordinary shares issued upon the exercise of the Stock Options, subject to Article 3.2 of these Rules.
The purposes of these Rules are:
•to attract and retain the best available personnel for positions of substantial responsibility;
•to provide additional incentive to the Grantees; and
•to promote the success of the Company’s business.
The financial benefit obtained from the Allocation is subject to a specific tax and social contributions regime.

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The Allocation is an offer that is made only to the Grantees specifically designated by the Executive Board and does not constitute an offer to the public (“offre publique”).
Each Grantee acknowledges that any Stock Option and any share issued upon exercise of any Stock Option are securities, the issuance of which by the Company requires compliance with the U.S. federal and state securities laws.
Each Grantee acknowledges that the Stock Options and the ordinary shares issued upon exercise of such Stock Option are issued to the Grantee on the condition that the Grantee makes the representations contained in this Article 1.1 to the Company. Each Grantee represents that it has made a reasonable investigation into the affairs of the Company sufficient to be well informed as to the rights and the value of the Stock Options and the ordinary shares issued upon exercise of such Stock Option.
b.Legal framework
These Rules shall be subject in all respects to the applicable laws and regulations governing the subscription or purchase of stock option plans, in particular Articles L. 225-177 and seq. of the French Code de commerce (the “Applicable Laws”).
c.Authorization by the shareholders’ general meeting of the Company dated 19 May 2020
Pursuant to the Applicable Laws, the shareholders’ general meeting of the Company held on 19 May 2020 has authorized under its nineteenth resolution the Executive Board to proceed, for the benefit of certain employees and officers of the Company and of its eligible consolidated subsidiaries as at 31 December 2019, with the allocation of subscription or purchase stock options, which, if exercised, grant the right to subscribe for a maximum number of 130,000 new ordinary shares in the aggregate.
d.Allocation decision of the Executive Board
The Executive Board has decided on 21 July 2020 to allocate certain Stock Options to certain Grantees in accordance with these Rules (the “Allocation Decision”).
The Executive Board has duly allocated the options to subscribe for new ordinary shares, and has set the exercise price at EUR 5,67 (the “Exercise Price”) pursuant to the Applicable Laws and the limits determined at the shareholders’ general meeting held on 19 May 2020.
The Grantees of the Allocation made pursuant to these Rules shall not be required to make any payment to the Company prior to the exercise of their Stock Options, at which point they shall fully pay the Exercise Price in cash to the Company, which shall be equal to the Exercise Price, multiplied by the number of Stock Options being so exercised.
Pursuant to the provisions of the Article L. 225-182 paragraph 2 of the French Code de commerce, no Stock Option may be allocated to an employee or an officer holding more than 10% of the Company’s share capital. The Stock Options shall not give the right to subscribe for a number of ordinary shares exceeding one-third of the Company’s share capital in the aggregate.
e.Maximum number of Stock Options SO 2020-1 to be allocated
The maximum number of Stock Options SO 2020-1 allocated to all Grantees is 102,000 Stock Options in the aggregate.

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f.Allocation of Stock Options and acceptance by the Grantees
i.Allocation of Stock Options
The Allocation Decision made by the Executive Board constitutes an irrevocable commitment by the Company for the benefit of the Grantees.
Each Grantee shall be individually notified of the Allocation by the Executive Board.
Each Grantee shall be informed of the specific conditions applicable to its Allocation of the Stock Options by letter in the form attached in Annex 1 (the “Allocation Letter”), which shall be sent to his or her residence or delivered by hand, and include inter alia:
•the number of Stock Options SO 2020-1 allocated to him or her;
•the nature of the Stock Options: i.e., options to subscribe for new ordinary shares;
•the Exercise Price of the allocated Stock Options;
•the bank account to which, unless notified otherwise by the Company, the Grantee shall pay the Exercise Price;
•the Vesting Date and vesting schedule set forth in the Allocation Letter;
•any other of his or her obligations; and
•a statement confirming his or her right to accept or waive the Allocation of the Stock Options under the terms set forth at Article 1.6.2 of these Rules.
A copy of these Rules shall be attached to the Allocation Letter.
ii.Acceptance of the Allocation by the Grantees
The Grantee shall acknowledge receipt of the Allocation Letter and, if he or she accepts the Allocation, and thereby agrees in writing to be bound by and to comply with the terms of these Rules.
The Grantee shall notify the Company in writing of his or her decision to accept or waive the Allocation of the Stock Options within 2 months following the date of the Allocation Decision.
In the absence of any written notice whereby the Grantee elects to accept or waive the Allocation within such timeframe, the Grantee shall be deemed to have waived the Allocation.
iii.Exercise of the Stock Options by the Grantees
A Stock Option is exercisable by delivery of (i) an exercise notice, in the form attached hereto as Annex 3 (the “Exercise Notice”), stating the election to exercise the Stock Option, the number of Shares (as defined therein) in respect of which the Stock Option is being exercised, and such other representations and agreements as may be required by the Company pursuant to the provisions of the Rules and (ii) a completed and signed copy of the SGSS exercise of stock option form attached hereto as Annex 4 (the “SGSS Form”). The Exercise Notice and the SGSS Form shall be signed by the Grantee and shall be delivered in person or by mail to the Company or its designated representative, by facsimile message to be

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immediately confirmed by mail to the Company or by electronic mail provided that delivery of such electronic mail is confirmed by written confirmation of receipt by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price pursuant to Article 2.3 of these Rules. A Stock Option shall be deemed to be exercised upon receipt by the Company or by a third party designated by the Company of (i) such fully executed Exercise Notice accompanied by the proof of payment of such aggregate Exercise Price and (ii) such fully executed SGSS Form.
•Conditions of the Allocation of the Stock Options and Grantees’ rights during the Vesting Period
g.Duration of the Vesting Period
The Vesting Period of each Allocation shall be determined by the Executive Board and set forth in the Allocation Letter. Subject to the terms and conditions of these Rules and the Allocation Letter, the Grantees may exercise their Stock Options starting from the Vesting Date.
h.General conditions and criteria of the Vesting
i.Presence Condition on the Vesting Date
i.The Allocation of any Stock Options is made in consideration of the services rendered by the Grantees as employees or officers of the Innate Group, as applicable.
ii.Subject to Article 2.2.2 of these Rules, the Vesting of any Stock Option is subject to the Grantees maintaining their employment contract or corporate mandate (“mandat social”), as applicable, on and before the Vesting Date (the “Presence Condition”). The Presence Condition will not be satisfied in the case of resignation, dismissal revocation or termination as set out below:
I.In the event of resignation of any Grantee, whether such Grantee is an employee or an officer, effective prior to the Vesting Date, such Grantee shall lose the right for his or her unvested Stock Options to Vest and such Grantee’s unvested Stock Options shall immediately lapse on the date such Grantee’s resignation becomes effective, unless otherwise determined by the Executive Board.
II.In the event of (a) dismissal of any Grantee, in case such Grantee is an employee or (b) revocation of any Grantee, in case such Grantee is an officer, in each case prior to the Vesting Date, such Grantee shall lose the right for his or her unvested Stock Options to Vest and such Grantee’s unvested Stock Options shall immediately lapse on the date of (i) his or her dismissal notice, in case such Grantee is an employee, or (ii) the revocation decision by the applicable corporate authority, in case such Grantee is an officer, in each case unless otherwise determined by the Executive Board.

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III.In the event of termination of the employment contract or the corporate mandate (“mandat social”) of any Grantee, for any other reason (but subject to Article 2.2.2), effective prior to the Vesting Date, such Grantee shall lose the right for his or her unvested Stock Options to Vest and such Grantee’s unvested Stock Options shall immediately lapse on such termination date, subject to Article 2.2.2 of these Rules and unless otherwise determined by the Executive Board.
IV.In the event of any of the foregoing Articles 2.2.1(b)(I), (II), or (iii) occurs, the Grantee shall have 3 months from the date the Grantee’s employment ceases to exercise any vested but unexercised Stock Option. If the Grantee fails to exercise any such Stock Option in such 3 month period, then any such Stock Option shall be forfeited by the Grantee.
ii.Exceptions to the Presence Condition
iii.As an exception to Article 2.2.1 of these Rules, if the Grantee ceases to comply with the Presence Condition prior to the Vesting Date, for any of the following reasons, the Stock Options shall be treated as follows, unless otherwise determined by the Executive Board:
V.In the event of death of any Grantee, pursuant to the provisions of Article L. 225-183 paragraph 3 of the French Code de Commerce, such Grantee’s heirs or assignees may, if they so desire, accelerate the Vesting of all of such Grantee’s Stock Options for their own benefit within 6 months of the date of such Grantee’s death. If the Grantee’s heirs or assignees do not claim the Stock Options by the expiration of such 6-month period, such Grantee’s heirs or assignees shall permanently lose the right to claim the Vesting of such Grantee’s Stock Options. If such Grantee’s heirs or assignees elect to claim the benefit of the Stock Options of such Grantee, such Stock Options shall Vest on the day of such election.
VI.In the event of the retirement or pre-retirement of any Grantee (either at the statutory retirement or pre-retirement age, or on an earlier or later date with the prior written consent of the applicable entity of the Innate Group), such Grantee shall continue to benefit from the Stock Options (whether such Stock Options have Vested or not at the date of his or her departure) which may be exercised according to the vesting schedule set forth in the Allocation Letter, even though such Grantee does not comply with the Presence Condition, as long as such Grantee continues to comply with these Rules, except for provisions relating to such Grantee’s duties as employee or officer of the Innate Group.
VII.In the event that the entity of the Innate Group of which any Grantee is an employee or officer ceases to be part of the

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Innate Group, such Grantee shall continue to benefit from the Stock Options (whether such Stock Options have Vested or not at the date on which such entity ceases to be part of the Innate Group) which may be exercised according to the vesting schedule set forth in the Allocation Letter, as long as such Grantee continues to comply with these Rules, except for provisions relating to such Grantee’s duties as employee or officer of the Innate Group.
VIII.In the event of the foregoing clauses (II) and (III) of this Article 2.2.2(a) occurs, if the Stock Options are not exercised within 3 months of the Grantee no longer being employed by Innate Group or any of its subsidiaries, then such Stock Option may not be eligible for “incentive stock option” treatment under Section 422 of the US Internal Revenue Code but would rather be treated as a non-qualified stock option if exercised after the 3 month period expires.
IX.In the event of the disability of a Grantee corresponding to the second or third of the categories provided by Article L. 341-4 of the French social security code (a “Disability”), the Stock Options shall be definitively acquired by the Grantee on the date of Disability and may be exercised according to the vesting schedule set forth in the Allocation Letter. For participants subject to tax in the US, provided that the disability qualifies as a “disability” under Section 22(e)(3) of the Internal Revenue Code, then the Grantee shall have one-year from the date of the disability to exercise the Grantee’s Stock Options.
iii.Company merger
In the event of a merger of the Company, the Vesting Period shall expire prior to the completion date of the merger and the Vesting of all Stock Options outstanding on that date shall be accelerated to immediately prior to completion of the merger, whether the Presence Condition has been fulfilled or not as of that date. If exercised by any Grantee, the Stock Options of such Grantee shall be exercisable as ordinary shares of the Company (and not the successor entity). The number of ordinary shares issued upon exercise of the Stock Options shall be adjusted by applying the exchange ratio of the merger and rounding up to the nearest whole number of ordinary shares.
In the event of a mandatory public tender or exchange offer, the Vesting Period shall expire prior to the commencement of the public offer and the Vesting of all Stock Options outstanding on that date shall be accelerated to immediately prior to the commencement of the public offer, whether the Presence Condition has been fulfilled or not as of that date. Upon Vesting, the Grantees shall be entitled to exercise their Stock Options and tender the ordinary shares issued upon exercise of their Stock Options in the public offer, if applicable.
In the event of a merger or other similar corporate transaction, any outstanding unexercised Stock Options may be substituted for a new statutory option or

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assumed without substitution, provided that such action is necessary to preserve the “incentive stock option” status of the Stock Option. In any such event, the substitution, assumption or modification shall be done in accordance with Section 424 of the Internal Revenue Code and the regulations thereunder. Notwithstanding the foregoing, if the Company and Grantee each agree, then the Company will not be required to preserve the “incentive stock option” status of the Stock Options in the event of any such Merger, or similar corporate transaction.
In the event of a takeover of the Company (within the meaning of Article L. 233-3 of the French Code de commerce) by one or several persons acting in concert (pursuant to Article L. 233-10 of the French Code de commerce), the Vesting Period shall expire immediately prior to the takeover date and the Vesting of all Stock Options outstanding on that date shall be accelerated to such date, whether the Presence Condition has been fulfilled or not as of that date.
i.Payment of the Exercise Price and settlement of the ordinary shares upon the exercise of the Stock Options
Subject to Vesting, if a Grantee desires to exercise its Stock Options, such Grantee shall provide the Company prior written notice in the form of the Exercise Notice pursuant to Article 1.6.3 of these Rules and pay the total full amount equal to Exercise Price multiplied by the number of Stock Options being exercised to the bank account set out in the Allocation Letter (or such other bank account as specified by the Company, including at the exercise time).
The Grantee’s right to exercise its Stock Options is subject to his or her compliance in all respects with all applicable laws and regulations, including the French Code monétaire et financier, the general regulation of the Autorité des marchés financiers, the European Regulation No 596/2014 on market abuse, with respect to inside information, and the U.S. federal and state securities laws.
Upon exercise of its Stock Options by any Grantee, and subject to compliance with this Article 2.3, the Company shall transfer to the Grantees by registration in a pure registered securities account the applicable number of new ordinary shares.
j.Additional conditions to the Allocation
“Incentive stock options” may only be allocated to Grantees who meet the definition of “employees” under Section 3401(c) of the Internal Revenue Code.
The aggregate fair market value of the ordinary shares of the Company (determined as of the respective date or dates of Grant) for which one or more Stock Options allocated under the Rules or any other stock option program of the Company (or any parent or entity of the Innate Group) that may be exercised as “incentive stock options” in any one calendar year shall not exceed USD 100,000. To the extent a Grantee holds 2 or more such Stock Options which can be exercised for the first time in the same calendar year, the foregoing limitation on the exercisability of such Stock Options as Incentive Options shall be applied on the basis of the order in which such Stock Options are granted, except to the extent otherwise provided under applicable law or regulation.
In order to receive the preferential tax treatment provided by an “incentive stock option” under Section 422 of the Internal Revenue Code, any ordinary shares acquired by exercise of an “incentive stock option” cannot be sold or otherwise disposed of within two years

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after the Date of Grant of the “incentive stock option” or within one year after the acquisition of the ordinary shares by the Grantee.
If the ordinary shares acquired upon exercise of an “incentive stock option” are disposed of in a “disqualifying disposition” within the meaning of Section 422 of the Code by a Grantee prior to the expiration of either two years from the date of Allocation of such Option or one year from the transfer of ordinary shares to the Grantee pursuant to the exercise of such Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Grantee shall notify the Executive Board in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Company thereupon has a tax-withholding obligation, the Grantee shall pay to the Company an amount equal to any withholding tax the Company is required to pay as a result of the disqualifying disposition.
k.Additional conditions to the exercise of Stock Options held by US Beneficiaries
i.Legal Compliance
The ordinary shares of the Company issuable to a Grantee residing in the United States or otherwise subject to United States’ laws, regulations or taxation shall not be sold or issued pursuant to the exercise of Stock Options unless the exercise of such Options, and the issuance or sale and delivery of such ordinary shares comply with applicable laws in all respects including, without limitation, the French Code de Commerce, the U.S. Securities Act of 1933, as amended, the U.S. Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, Applicable Laws and the requirements of any stock exchange or quotation system upon which the ordinary shares of the Company may then be listed or quoted.
ii.Investment Representations
As a condition to the exercise of a Stock Option held by a Grantee residing in the Unites States or otherwise subject to United States’ laws, regulations or taxation, the Company may require the person exercising such Stock Option to represent and warrant at the time of any such exercise that the ordinary shares issuable upon exercise of such Stock Option are being subscribed or purchased only for investment and without any present intention to sell or distribute such ordinary shares if, in the opinion of counsel for the Company, such a representation is required.
•Rights and obligations attached to the new ordinary shares received upon exercise of the Stock Options
l.Nature and category of the new ordinary shares received
The new ordinary shares received upon exercise of the Stock Options shall, as of their settlement date, have the same rights as the rights attached to ordinary shares of the Company’s share capital.
In particular, the new ordinary shares received upon the exercise of the Stock Options shall accrue rights from January 1 of the fiscal year of issuance and, as a consequence, shall be fully fungible with the Company’s existing ordinary shares starting on the date of issuance.
m.Officers’ obligation to hold the ordinary shares in registered form
Pursuant to Article L. 225-185 of the French Code de commerce, any officer of the Company/any entity of the Innate Group receiving Stock Options under these Rules shall retain at least 15% of the number of new ordinary shares received upon exercise of their

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Stock Options in registered form until the termination of their duties as officers of the Company.
•Adjustment of the Exercise Price in the event of certain transactions
In the event of certain transactions as described in Annex 2 of these Rules, the Exercise Price of the Stock Options shall be adjusted to reflect the impact of such transaction pursuant to the provisions of the Articles L. 225-181 and R. 225-137 and seq. of the French Code de commerce and Annex 2 of these Rules.
For purposes of any adjustment made pursuant to Annex 2, the Executive Board shall determine the new exercise price of the Stock Options and notify the Grantees of the new exercise price.
•Binding nature of the Rules
These Rules shall be binding upon and inure to the benefit of the Company and the Grantees.
By accepting any Stock Option allocated to a Grantee under these Rules, such Grantee agrees to comply with any applicable laws and regulations and the terms of these Rules and the Allocation Letter. Any violation of any applicable laws or regulations by any Grantee shall trigger the lapse of the Stock Options of such Grantee which have not Vested on the date of such violation or, if such Stock Options have Vested, which have not been exercised on such date, without any right to compensation or indemnity whatsoever.
Any dispute or legal proceedings (a) between any subsidiary of the Innate Group and any Grantee or (b) relating to any Grantee’s Stock Options or his or her obligations under these Rules shall suspend the Vesting of such Grantee’s Stock Options and the right to exercise the Stock Options held by such Grantee until the resolution of such dispute or legal proceedings, as the case may be, by a final, binding and non-appealable court decision. In case such final, binding and non-appealable court decision determines that the Grantee breached any of its obligations under these Rules or the Allocation Letter, the Stock Options held by such Grantee which have not Vested on the date of such violation or, if such Stock Options have Vested, which have not been exercised on such date shall lapse without any right to compensation or indemnity whatsoever.
•Notices
Any notice under these Rules shall be in written form, in English or in French language, and, if addressed to the Company, sent to the registered office of the Company (or any other address mentioned by the Company or any representative on its behalf in writing) and, if addressed to the Grantee, be personally handed to him or her at his or her usual place of work or sent to the address communicated in writing by him or her to the Company for this purpose, or by any other means of communication authorized by applicable law. If such notice is sent by way of registered letter with acknowledgement of receipt, the notice shall be deemed received on the day of delivery.

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•Entry into force of the Rules – Amendment – Interpretation - Compliance
n.Entry into force of the Rules
These Rules shall become effective upon and on the date of their adoption by the Executive Board. For the avoidance of doubt, these Rules have been adopted by the Executive Board on 21 July 2020 (the “Effective Date”).
o.Amendments to the Rules
i.These Rules may be amended by the Executive Board (a) without the consent of the Grantees, if the Executive Board determines in its sole discretion that such amendment does not materially adversely affect the rights of the Grantees under these Rules or (b) by mutual agreement between the Company and any Grantee whose rights are affected by such amendment.
ii.Notwithstanding anything to contrary in Article 7.2.1 of these Rules, in the event of any change in law, regulation or accounting standards, or change in the interpretation thereof, adversely affecting the Company, any subsidiary of the Innate Group or the Grantee, including, for the avoidance of doubt, any change to or interpretation of the tax treatment (including, for the avoidance of doubt, the “charges sociales”) of the Stock Options allocated pursuant to these Rules, these Rules may be amended by the Executive Board, in its sole discretion and without the consent of the Grantees, if such amendment is desirable to the Company in light of such change in law, regulation or accounting standards, or change in the interpretation thereof and without regard to adverse effects or potential adverse effects on the Grantees. For example, the Executive Board may decide to (a) shorten or extend the Vesting Period, (b) implement a holding period, and/or (c) delete, amend or add any condition to the Vesting.
iii.No amendment to these Rules shall give any Grantee any right to compensation whatsoever or in a manner, even if such amendment adversely affects the rights of the Grantees in general or any Grantee in particular. The Company shall notify the Grantees as soon as reasonably possible, individually and in writing, or by any other means as reasonably determined by the Executive Board, of any amendment to these Rules which affects their rights under these Rules.
p.Interpretation of the Rules
The Executive Board shall interpret the provisions of these Rules pursuant to the Applicable Laws applicable on the Effective Date.
In case of a conflict between these Rules and any other document, these Rules shall prevail.
If any provision of these Rules, including any phrase, sentence or Article is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions of these Rules contained invalid, inoperative, or unenforceable to any extent whatsoever.
q. Compliance with the Rules
These Rules shall be subject in all respects to the Applicable Laws. The right of the Executive Board to (a) waive certain conditions of these Rules, (b) amend these Rules

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pursuant to Article 7.2 of these Rules, and (c) interpret these Rules pursuant to Article 7.3 of these Rules shall not be exercised in a way that would render such Applicable Laws inapplicable or to dispute the tax treatment (including, or the avoidance of doubt, the “charges sociales”) of the Stock Options for the Grantees, the Company or any subsidiary of the Innate Group.
r.Duration
These Rules shall remain in force until the expiration of the Exercise Period of any Stock Option, on which date these Rules shall terminate with respect to such Stock Options.
•Applicable law – Jurisdiction - Language
The Rules are governed by French law.
Any dispute relating to the validity, the construction or the performance of the Rules shall be submitted to the exclusive jurisdiction of the Aix en Provence Court of Appeal.

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Annex 1
Template Allocation Letter addressed to each Grantee to inform them of the Allocation of the Stock Options

INNATE PHARMA S.A.
French société anonyme organized with a Supervisory Board and an Executive Board
With a share capital of EUR 3,949,757.35
Registered office: 117, Avenue de Luminy
13009 Marseille
France

(The “Company”)

[name of the Grantee]
[address of the Grantee]

Marseille, _______ 2020

Registered mail with acknowledgment of receipt or personally handed letter
Subject: The Company’s Stock Option allocation plan

Dear [Mrs./Mr.],

We are pleased to inform you that, pursuant to the shareholders’ general meeting held on 19 May 2020, the Executive Board decided on 21 July 2020 to freely allocate _____ Stock Options SO US 2020-1 (the “Stock Options”) for the benefit of certain officers and employees of the Company. All Stock Options granted to you are intended to qualify as “incentive stock options” in accordance with Section 422 of the Internal Revenue Code and will be construed in accordance with the provisions of Section 422 of the Code so as to preserve their status as “incentive stock options”.
The Executive Board of the Company proposes to allocate a certain number of Stock Options US 2020-1 for your benefit, each giving the right to subscribe for 1 new ordinary share of the Company, subject to the terms and conditions of the rules of the Stock Options allocation plan adopted by the Executive Board (the “Rules”) and this Allocation Letter. Options are governed by Articles L. 225-177 and following of the French Code de Commerce. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rules.
    Reference number of Allocation:        Stock options US 2020-1

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    Date of Allocation Decision:             [21 July 2020]
    Vesting Date:                    [1/3 on 21 July 2021]
                            [1/3 on 21 July 2022]
                            [1/3 on 21 July 2023]
    Total Number of Options allocated:        [        ]
    Exercise Price:                    [EUR 5,67]
    Type of Options:                [incentive stock options]
Vesting Schedule:
Unless otherwise determined by the Board, if you accept this Allocation, you may exercise the Stock Options on the basis of the following initial vesting schedule, subject to the terms and conditions of the Rules and this Allocation Letter:
•First, [1/3 of the Stock Options, i.e., ______Stock Options], as from the first anniversary of the date of Allocation Decision, i.e., from 21 July 2021;
•then, [1/3 at the expiration of each anniversary date of allocation decision. i.e., ______ Stock Options on 21 July 2022 and _____ Stock Options on 21 July 2023], following the first anniversary of the date of the Allocation Decision,
•at the latest within 10 years as from the date of the Allocation Decision or, in case of death or disability as set forth in Articles 2.2.2(a)(I) and 2.2.2(a)(V) of the Rules during such 10 year period, 6 months as from the date of the death or disability, and
•All unvested Stock Options shall be forfeited upon a termination of employment other than for death or disability, and you shall have 3 months from the date of your termination to exercise any vested but unexercised Stock Options. After the 3 month period has expired, then such Stock Options shall be forfeited.
Unless subsequently notified, upon exercise of any Stock Options, you must pay the full amount, in cash, equal to the exercise price multiplied by the number of Stock Option being so exercised, to the bank account of the Company set forth on the SGSS Form attached as Annex 4 to the Rules and provide written notice in the form of the Exercise Notice attached as Annex 3 to the Rules.
Please find attached to this Allocation Letter:
–the Company’s shareholders’ general meeting resolutions dated 19 May 2020 as Exhibit A;
–the decision of the Executive Board dated 21 July 2020 relating to this Allocation of Stock Options as Exhibit B;
–the Rules as Exhibit C;
–the Exercise Notice as Exhibit D; and
–the SGSS Form as Exhibit E.
Please read the Rules carefully as they set out the terms and conditions of the Allocation of the Stock Options and their exercise and will apply to you, should you wish to accept the Allocation.
Stock Option Holding Requirement

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(a)    If the new ordinary shares acquired by exercise of an “incentive stock option” are sold or otherwise disposed of by you within 2 years after the Date of Allocation of the “incentive stock option” or within 1 year after the acquisition of the new ordinary shares by you, immediately before the disposition you shall promptly notify the Executive Board in writing of the date and terms of the disposition and shall provide any other information regarding the disposition that the Executive Board may reasonably require.
(b)    If new ordinary shares acquired upon exercise of an “incentive stock option” are disposed of in a disqualifying disposition within the meaning of Section 422 of the Code by you prior to the expiration of either 2 years from the date of grant of such Option or one year from the transfer of ordinary shares to you, pursuant to the exercise of such Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, you shall notify the Executive Board in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Executive Board determines that the Company has a tax-withholding obligation, you shall pay to the Company an amount equal to any withholding tax the Company (or Affiliate) is required to pay as a result of the disqualifying disposition.
Transferability.
Stock Options granted to you may not be transferred, other than by will or the laws of descent and distribution.
As a grantee of Stock Options, we inform you that you have the option to either accept this Allocation or waive it. Consequently, we would be grateful if you could inform us of your decision by ticking the corresponding box below and return a countersigned copy of this Allocation Letter at the Company’s registered office before ________ 2020. If we do not receive your response before that date, you will be deemed to have waived the Allocation of Stock Options and will forfeit your right to receive such Stock Options. We thank you in advance and send our warmest greetings.

________________________________
Mondher Mahjoubi, M.D.
Chairman of the Executive Board of the Company

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FORM

As Stock Options grantee:

I accept the Allocation. I declare that I have reviewed the Rules and this Allocation Letter in their entirety, have had the opportunity to obtain advice of counsel prior to executing this Allocation Letter and fully understands all provisions of the Rules and this Allocation Letter. I expressly acknowledge and agree that the provisions of the Rules and this Allocation Letter apply to me.

I expressly waive the allocation of Stock Options offered to me.

________________________________
                    [Identity of the Grantee]

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Exhibit A
The Resolutions

[See attached]

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Exhibit B
The Decision of the Executive Board

[See attached]

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Exhibit C
The Rules

[See attached]

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Exhibit D
The Exercise Notice

[See attached]

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Exhibit E
The SGSS Form

[See attached]

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Annex 2: Adjustment Rules

Pursuant to Articles L. 225-181 and R. 225-137 of the French Code de commerce and subject to the terms and conditions of the rules of the Stock Options allocation plan adopted by the Executive Board (the “Rules”), the Company shall take the measures required by law to ensure the protection of the Grantees of the Stock Options within the conditions set forth in Article L. 228-99 of the French Code de commerce. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rules. In particular, upon consummation of the following transactions (the “Covered Transactions”) for which the Record Date (as defined below) is set on any date preceding the exercise date of the Stock Options, the exercise price of the Stock Options that have not been exercised shall be adjusted as described in this Annex 2. Covered Transactions include in particular:
•grant of listed subscription preferential rights or free allocation of listed warrants;
•free allocation of shares to the shareholders, consolidation or division of shares;
•incorporation of reserves, profit or premiums through an increase in the nominal amount of the shares;
•distribution of reserves or premiums in cash or in kind;
•free allocation to the shareholders of any securities other than the Company’s shares;
•change in the distribution of profits and/or creation of preference shares;
•share capital amortization; and
•purchase by the Company of its own shares listed on a regulated market at a price higher than the then market price.
The “Record Date” is the date on which the ownership of the shares of the Company is set in order to determine the beneficiary shareholders of the transaction.
In case of adjustments to the Exercise Price (as defined in the Rules) of the Stock Options made pursuant to paragraphs 1.1 to 1.7 below, and, as the case may be, adjustments to the number of shares to be issued upon exercise of the Stock Options made pursuant to paragraph 2 below, the adjusted exercise price shall be rounded up to one hundredth of a euro and the adjusted number of shares shall be rounded up to the nearest whole number of shares to be issued upon exercise of the Stock Options.
Pursuant to Article R. 225-141 of the French Code de commerce, any adjustment to the Exercise Price shall not result in a reduction of such exercise price below the nominal amount of the share.
For purposes of this Annex 2, “Pre-Adjustment Exercise Price” means the Exercise Price of the Stock Options before giving effect to the adjustment arising from a Covered Transaction and “Post-Adjustment Exercise Price” means the exercise price of the Stock Options immediately after giving effect to the adjustment arising from a Covered Transaction.

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•Grant of listed preferential subscription rights or free allocation of listed warrants;
s.Grant of listed preferential subscription rights:
The Post-Adjustment Exercise Price shall be equal to the Pre-Adjustment Exercise Price, multiplied by the inverse of the following ratio:

Value of the share after detachment of the preferential subscription right + Value of the preferential subscription right
Value of the share after detachment of the preferential subscription right

For purposes of calculating this ratio, “value of the share after detachment of the preferential subscription right” and “value of the preferential subscription right” shall be equal to the arithmetic average of the opening market prices of the share or the preferential subscription right, as applicable, quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar on which the shares of the Company or the preferential subscription rights are listed) on each trading day within the subscription period.

t.Free allocation of listed warrants to shareholders granting such shareholders the right to participate in a placement of securities issued through the exercise of the warrants not exercised by their owners subsequent to the subscription period open to them:
i.The Post-Adjustment Exercise Price shall be equal to the Pre-Adjustment Exercise Price, multiplied by the inverse of the following ratio:

Value of the share after the detachment of the warrant + Value of the warrant
Value of the share after detachment of the warrant

ii.For purposes of calculating this ratio:
i.“value of the share after detachment of the warrant” shall be equal to the daily volume-weighted average of (i) the prices of the shares of the Company quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar on which such shares are listed) during all of the trading days within the subscription period and, (ii) (a) if such shares are fungible with the existing ordinary shares, the sale price of the shares sold in connection with the offering, applying the volume of shares sold in the placement to the sale price, or (b) if such shares are not fungible with the existing ordinary shares, the trading prices of the shares on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar market on which such shares are listed) on the date the sale price of the shares sold in the placement is set; and
ii.“value of the warrant” shall be equal to the daily volume-weighted average of (i) the price of the warrant quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar on which such warrant is listed) during all the trading days within the

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subscription period and, (ii) the warrant’s implicit value as derived from the sale price of the shares sold in the placement, which shall be equal to the difference (if positive), adjusted for the exercise ratio of the warrants, between the sale price of the shares sold in the placement and the subscription price of the shares through exercise of the warrants, applying to this amount the corresponding number of warrants exercised in respect of the shares sold in the placement.
u.Free allocation of shares to the shareholders and division or consolidation of shares:
i.The Post-Adjustment Exercise Price shall be equal to the Pre-Adjustment Exercise Price, multiplied by the inverse of the following ratio:

Number of shares constituting the share capital after the transaction
Number of shares constituting the share capital before the transaction

v.Distribution of reserves or cash premiums in cash or in kind:
i.The Post-Adjustment Exercise Price shall be equal to the Pre-Adjustment Exercise Price, multiplied by the following ratio:

Value of the share before the distribution
Value of the share before the distribution – Amount of the distribution per share or value of the securities or value of the assets delivered per share

For purposes of calculating this ratio:
iii.“value of the share before the distribution” shall mean the daily volume-weighted average of the prices of the shares of the Company quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar on which such shares are listed) of the last 3 trading days preceding the date of the distribution; and
iv.“amount of the distribution per share or value of the securities or value of the assets delivered per share” shall mean :
iv. if the distribution is made in cash, the amount of such distribution
v.If the distribution is made in kind:
X.in the case of distribution of listed securities on a regulated market or similar, the value of the distributed securities will be determined in the same manner as the value of the share before the distribution as provided above ;
XI.in the case of distribution of securities which are not listed on a regulated market or similar, the value of the distributed securities will be equal, if they are expected to be listed on a regulated market or similar within the 10 trading days’ period starting on the 1st trading day on which the shares are quoted ex-distribution, to the volume-weighted average price of such securities over the period comprising the first 3 trading days

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included in such period during which such securities are listed; and
XII.in the other cases (distributed securities not listed on a regulated market or similar or listed for less than 3 trading days within the 10 trading days period mentioned above or in the case of the distribution of assets), the value of the securities or the assets distributed per share shall be determined by an internationally-renowned independent adviser to be selected by the Company.
w.Free allocation of securities other than the Company’s shares:
The Post-Adjustment Exercise Price shall be equal to the Pre-Adjustment Exercise Price, multiplied by the inverse of the applicable following ratio:
i.If the right to free allocation of securities is listed on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar):

Value of the ex-right share subject to the free allocation + Value of the free allocation right
Value of the ex-right share subject to the free allocation

For purposes of calculating this ratio:
v.“value of the ex-right share subject to the free allocation” shall be equal to the daily volume-weighted average of the prices quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar on which the ex-right share subject to the free allocation is listed) of the ex-right share subject to the free allocation for the first 3 trading days beginning on the date on which the Company’s ex-right share subject to the free allocation is listed; and
vi.If the ex-right share is not listed on any of the first 3 trading days, “value of the ex-right share subject to the free allocation” shall be determined by an internationally-renowned independent adviser appointed by the Company in its sole discretion.
ii.If the right to free allocation of securities is not listed on Euronext Paris (or on another regulated market or similar):

Value of the ex-right share subject to the free allocation + Value of the security(ies) allocated per share
Value of the ex-right share subject to the free allocation

For purposes of calculating this ratio:
vii.“value of the ex-right share subject to the free allocation” shall be determined in accordance with paragraph 1.5.1 above; and
viii.if the allocated securities are listed or are expected to be listed on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar) within 10 trading days of the listing date of the ex-

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distribution shares, “value of the security(ies) allocated per share” shall be equal to the daily volume-weighted average of the price of such securities quoted on such market for the first 3 trading days following the listing of such securities. If the allocated securities are not listed on any of the first 3 trading days, “value of the allocated security(ies) allocated per share” shall be determined by an internationally-renowned independent adviser appointed by the Company in its sole discretion.
x.Change by the Company in the distribution of profits and/or the creation or issuance of preference shares:
i.The Post-Adjustment Exercise Price shall be equal to the Pre-Adjustment Exercise price, multiplied by the inverse of the following ratio:

Value of the share before the change
Value of the share before the change - Reduction per share of the right to profits
For purposes of calculating this ratio:
ix.“value of the share before the change” shall be equal to the daily volume-weighted average of the price of the shares of the Company quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar on which such shares are listed) for the last 3 trading days preceding the date of the change; and
x.“reduction per share of the right to profits” shall be determined by an internationally-renowned independent adviser appointed by the Company in its sole discretion.
Notwithstanding the above, if preference shares are issued with preferential subscription rights or through free allocation to shareholders of warrants on such preference shares, the Post-Adjustment Exercise Price shall be calculated in accordance with paragraphs 1.1 or 1.5 above.
y.Amortization of share capital:
i.The Post-Adjustment Exercise Price shall be equal to the Pre-Adjustment Exercise Price, multiplied by the inverse of the following ratio:

Value of the share before the amortization
Value of the share before the amortization - Value of the amortization per share

For purposes of calculating this ratio, “value of the share before the amortization” shall be equal to the daily volume-weighted average of the price of the shares of the Company quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar on which such shares are listed) for the last 3 trading days preceding the date on which the ex-amortization shares are listed.

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•Purchase by the Company of its shares listed on a regulated market at a higher price than the then market price:
The adjusted number of shares to be issued upon exercise of the Stock Options that may be allocated to each Grantee shall be equal to the unadjusted number of shares to be issued upon exercise of the Stock Options, multiplied by the following ratio:

Percentage of share capital purchased by the Company * (Purchase price per share paid by the Company – Value of the share before the purchase)
Value of the share before the purchase

For purposes of calculating this ratio, “value of the share before the purchase” shall be equal to the daily volume-weighted average of the prices quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or on similar market on which the share is listed) for the last 3 trading days preceding the date on which the ex-purchase shares are listed.

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Annex 3: Exercise Notice

Innate Pharma S.A.
Société Anonyme having a share capital of EUR 3,949,757.35
Registered office:
117, Avenue de Luminy
13009 Marseille
France
SIREN 424 365 336 RCS Marseille

RULES OF THE 2020 STOCK OPTION PLAN
EXERCISE NOTICE
(Share Subscription Form)

INNATE PHARMA S.A.
117, Avenue de Luminy
13009 Marseille
France                                        [        ], [ ]
Attention: [        ]
1. Exercise of Options. Effective as of today, ___________, ____________, the undersigned (“Grantee”) hereby elects to subscribe for _________________ (    ) new ordinary shares (the “Shares”) of the share capital of Innate Pharma S.A. (the “Company”) under and pursuant to the Company’s Rules of the 2020 Stock Option Plan (the “Rules”) adopted by the Executive Board on 21 July 2020. The Exercise Price for the Shares shall be EUR 5,67 as required by the Rules.
2. Delivery of Payment. Grantee herewith delivers to the Company the full Exercise Price for the Shares.
3. Representations of Grantee. The Grantee acknowledges that Grantee has received, read and understood the Rules and agrees to abide by and be bound by their terms and conditions.
4. Rights as Shareholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company) of the Shares, the Grantee shall have, as a Grantee, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the new ordinary shares, except those the Grantee may have as a shareholder of the Company. No adjustment will be made for rights in respect of which the record date is prior to the issuance date for the Shares, except as provided in Articles 2.2.4 of the Rules.
5. Tax consultation. The Grantee understands that Grantee may suffer adverse tax consequences as a result of Grantee’s subscription or disposition of the Shares. Grantee represents that Grantee has consulted with any tax consultants Grantee deems advisable in connection with the subscription or disposition of the Shares. The Grantee is not relying on the Company for any tax advice.
6. Entire Agreement - Governing Law. The Rules are incorporated herein by reference. This Exercise Notice, the Rules and the Grant Letter constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and Grantee. This agreement is governed by the laws of the Republic of France.

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This Exercise Notice is delivered in two originals copies, one of which shall be returned to the Grantee.

Submitted by: GRANTEE[1]	Accepted by: Innate Pharma S.A.
Signature	Signature

Its:
Print Name
Address:

1    The signature of the Optionee must be preceded by the following manuscript mention “accepted for formal and irrevocable subscription of [        ] ordinary shares”.

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Annex 4: SGSS Form

[See attached.]

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